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As filed with the Securities and Exchange Commission on December 21, 2001.

Registration Statement 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

PERFICIENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	74-2853258
(state or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)
7600-B North Capital of Texas Highway Suite 340, Austin, Texas	78731 (zip code)
(address of principal executive offices)

Perficient, Inc. 1999 Stock Option/Stock Issuance Plan
and
Stock Options Granted to Certain Officers, Consultants and Advisors Outside the Option Plan
(Full title of the plan)

Mr. John T. McDonald
Chief Executive Officer
Perficient, Inc.
7600-B North Capital of Texas Highway Suite 340
Austin, Texas 78731
(Name and address of agent for service)

(512) 531-6000
(Telephone number, including area code, of agent for service)

Copy to:
 Jeffrey A. Baumel, Esq.
McCarter & English, LLP
4 Gateway Center
100 Mulberry Street
Newark, New Jersey 07102
(973) 622-4444

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)

Common Stock, $.001 par value per share	1,379,000	$1.50	$2,068,500	$495

(1)
Includes 1,379,000 shares subject to issuance upon the exercise of stock options granted or to be granted under the Perficient, Inc. 1999 Stock Option/Stock Issuance Plan. Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement also covers additional shares of Common Stock pursuant to the anti-dilution provisions of the Plan.

(2)
Estimated in accordance with Rule 457(c) solely for the purposes of calculating the registration fee, based on $1.50 per share the closing price per share of the Registrant's Common Stock as reported on The Nasdaq SmallCap Market System on December 18, 2001.

    This Registration Statement incorporates by reference the contents of Form S-8, Registration Statement No. 333-42626, filed with the Securities and Exchange Commission on July 31, 2000.

INTRODUCTORY STATEMENT

    Perficient, Inc. ("Perficient" or the "Company" hereby amends its Registration Statement on Form S-8 (the "Form S-8") by filing this Form S-8 (the "Post-Effective Amendment") relating to the sale of up to 1,379,000 additional shares of common stock of the Company issuable upon the exercise of stock options granted under the Perficient, Inc. 1999 Stock Option/Stock Issuance Plan (the "Plan").

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

    The following documents previously filed by the Company with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement:

  (1)
  The Company's Annual Report on Form 10-KSB (File No. 001-15169) filed April 2, 2001, under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Registration Statement on Form SB-2 (File No. 333-78337) filed under the Securities Act of 1933, as amended (the "Securities Act") and declared effective July 28, 1999 by the Commission, Registration Statement on Form SB-2 (File No. 333-35948) filed April 28, 2000 under the Securities Act, Amendment No. 1 to Registration Statement on Form SB-2 (File No. 333-35948) filed June 23, 2000 under the Securities Act, Quarterly Report on Form 10-QSB (File No. 001-15169) filed May 14, 2001 under the Exchange Act, Quarterly Report on Form 10-QSB (File No. 001-15169) filed August 10, 2001 under the Exchange Act and Quarterly Report on Form 10-QSB (File No. 001-15169) filed November 14, 2001 under the Exchange Act;

  (2)
  The description of the Company's common stock, $.001 par value per share (the "Common Stock"), contained in the foregoing Registration Statement on Form SB-2 (File No. 333-35948); and

  (3)
  All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective date of filing of such documents, provided, however, that any report or reports furnished subsequent to the date hereof under Item 9 of Form 8-K shall not be incorporated herein by reference. Any statement contained in a document incorporated by reference herein is modified or superseded for all purposes to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which is incorporated by reference modifies or replaces such statement.

Item 4. Description of Securities.

    Not applicable.

Item 5. Interests of Named Experts and Counsel.

    Not applicable.

Item 6. Indemnification of Directors and Officers.

    Section 145 of the Delaware Corporation Law provides, in effect, that we may, and in certain cases must, indemnify any person made a party to any action by reason of the fact that he is or was one of our directors, officers, employees, or agents against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorney's fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to us, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

    Article VI of our certificate of incorporation provides that no director shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law.

    Article XI of our bylaws provide that we shall indemnify, to the fullest extent permitted by Delaware law, any and all of our directors and officers, or former directors and officers, or any person who may have served at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.

    We have entered into Indemnity Agreements with each of our directors and officers, a form of which was filed as Exhibit 10.6 to our previous Registration Statement on Form SB-2 (File No. 333-78337) declared effective by the Securities and Exchange Commission on July 28, 1999. Under these agreements, we will be obligated, to the extent permitted by Delaware Law, to indemnify such directors and officers against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they served as directors or officers or assumed certain responsibilities at our direction. We have purchased directors and officers liability insurance in order to limit our exposure to liability for indemnification of directors and officers.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

    In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

    Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Perficient, Inc. 1999 Stock Option/Stock Issuance Plan, as amended
4.2
The Company's Certificate of Incorporation, in effect as of the date of this Registration Statement (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form SB-2 (File No. 333-78337), declared effective on July 28, 1999 by the Securities and Exchange Commission).
4.3
By-Laws of the Company (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form SB-2 (File No. 333-78337), declared effective on July 28, 1999 by the Securities and Exchange Commission)
4.4
Form of Stock Option Agreement for Officers, Consultants, and Advisors (incorporated by reference to Exhibit 4.4 to the Company's Registration Statement on Form S-8 (File No. 333-42626) declared effective on July 31, 2000)
5.1	Opinion of McCarter & English, LLP
23.1	Consent of Ernst & Young LLP
23.2	Consent of McCarter & English, LLP (included in Exhibit 5.1)
24	Powers of Attorney (included as part of signature page)

Item 9. Undertakings.

    The Company hereby undertakes to:

  (1)
  File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

  (i)
  Include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

  (ii)
  Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

  (iii)
  Include any additional or changed material information on the plan of distribution.

    Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement.

  (2)
  For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering;

  (3)
  File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on this 7th day of December, 2001.

PERFICIENT, INC.
By:	/s/ JOHN T. MCDONALD John T. McDonald Chief Executive Officer

POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints John T. McDonald and Sam J. Fatigato, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ JOHN T. MCDONALD John T. McDonald	Chief Executive Officer and Chairman of the Board (principal executive officer)	December 7, 2001
/s/ SAM J. FATIGATO Sam J. Fatigato	President, Chief Operating Officer and Director	December 7, 2001
/s/ MATTHEW CLARK Matthew Clark	Chief Financial Officer and Vice-President (principal financial and accounting officer)	December 7, 2001
/s/ STEVEN G. PAPERMASTER Steven G. Papermaster	Director	December 7, 2001
/s/ DAVID S. LUNDEEN David S. Lundeen	Director	December 7, 2001
/s/ DR. W. FRANK KING Dr. W. Frank King	Director	December 7, 2001
/s/ PHILIP J. ROSENBAUM Philip J. Rosenbaum	Director	December 7, 2001

EXHIBIT INDEX

No.	Description	Method of Filing
4.1	Perficient, Inc. 1999 Stock Option/Stock Issuance Plan, as Amended	Filed with this Registration Statement.
4.2	Certificate of Incorporation	Filed by reference to Exhibit 3.1 to the Company's Registration Statement on Form SB-2 (File No. 333-78337), declared effective on July 28, 1999 by the Securities and Exchange Commission.
4.3	By-Laws	Filed by reference to Exhibit 3.2 to the Company's Registration Statement on Form SB-2 (File No. 333-78337), declared effective on July 28, 1999 by the Securities and Exchange Commission.
4.4	Form of Stock Option Agreement for Officers, Consultants and Advisors	Filed by reference to Exhibit 4.4 to the Company's Registration Statement on Form S-8 (File No. 333-42626) declared effective on July 31, 2000 by the Securities and Exchange Commission
5.1	Opinion of McCarter & English, LLP	Filed with this Registration Statement
23.1	Consent of Ernst & Young LLP	Filed with this Registration Statement
23.3	Consent of McCarter & English, LLP	Included in Exhibit 5.1
24	Powers of Attorney	Included as part of signature page

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INTRODUCTORY STATEMENT
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX